 Exhibit 99.1

VALERO ENERGY CORPORATION TO SELL LIMA REFINERY TO
HUSKY ENERGY FOR $1.9 BILLION

SAN ANTONIO, May 2, 2007 - Valero Energy Corporation (NYSE: VLO) announced today that it has agreed to sell, subject to regulatory approvals, its 165,000 barrel per day refinery in Lima, Ohio to Husky Energy Inc. (TSE: HSE) for $1.9 billion, plus net working capital estimated at $200 million to be valued at closing. The Boards of Directors of both companies have approved the transaction and the sale is expected to close during the second quarter.

"We're pleased to have such a high-quality buyer for this facility," said Bill Klesse, Valero's Chairman and Chief Executive Officer. "This is an excellent outcome for Valero, for the Lima employees and their community. They are going to have a great new operator of this facility for the long term. Husky is a leading Canadian energy producer who will now have the opportunity to expand their system and create a home for their growing supply of heavy Canadian crude oil. Introduction of new heavy crude supplies into the U.S. market from Canada should make a significant contribution to long-term energy supply security, particularly for the Midwest region."

Valero had announced in February that as part of its strategy of improving its returns by focusing on operations and financial performance, it was exploring strategic alternatives for the Lima refinery, which it had acquired through its 2005 purchase of Premcor Inc.

"As part of our balanced approach to investing cash to generate higher returns for our shareholders, we anticipate using proceeds from the sale to purchase more of our shares later in the year," said Klesse.

About Valero Energy Corporation

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and 2006 revenues of more than $90 billion. The company owns and operates 18 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.3 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation's largest retail operators with more than 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.

Statements contained in this release that state the company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "believe," "expect," "should," "estimates," and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero's annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero's website at www.valero.com.